Exhibit 99.1

AYRO Appoints David E. Hollingsworth as Chief Financial Officer

ROUND ROCK, TX (August 24, 2022) – AYRO, Inc. (Nasdaq: AYRO) (“AYRO” or the “Company”), a designer and manufacturer of electric, purpose-built delivery vehicles and solutions for micro distribution, micro mobility, and last-mile delivery, announces the appointment of David E. Hollingsworth as the Company’s Chief Financial Officer (CFO), effective August 23, 2022. Mr. Hollingsworth brings deep financial reporting and accounting experience spanning 16 years, including most recently as the interim CFO at the Company since January 2022.

“Dave has proven himself as a finance leader who brings strategic thought and a deep knowledge of financial accounting, treasury, enabling systems infrastructure, and reporting,” noted Tom Wittenschlaeger, AYRO CEO. “I look forward to continuing the work we started, with Dave’s support in executing our product development and growth strategy in the Low Speed Electric Vehicle industry, beginning with our new AYRO Z platform.”

Mr. Hollingsworth began his time at AYRO as a financial consultant. During his tenure he established financial controls over reporting and inventory, including new system integration and staffing reorganization. He instituted a companywide analysis to resolve issues related to past operational and financial direction with an aim to to streamline process, improve deliverables, reduce expenditures, and improve critical outcomes.

Prior to his role as the interim CFO at AYRO, Mr. Hollingsworth served in various financial leadership capacities, including roles as Controller and Director of Accounting at Wondercide, Sunworks, Inc., and CPI Products. He has also served in a consulting capacity at Bridgepoint Consulting and APH, Inc. and spent several years with Marriott International. Mr. Hollingsworth holds a master’s degree in business administration from Weber State University and a bachelor of science degree in accounting from Brigham Young University – Idaho.

“I look forward to continuing to work with Tom and the rest of the leadership team. I believe our strategy, culture, and seasoned staff find us uniquely positioned to capitalize on our next-generation, purpose-built, electric utility vehicle roadmap. I believe my financial management experience in the public and private sector will be extremely useful in helping accelerate the Company’s growth,” added Mr. Hollingsworth.

About AYRO, Inc.

Texas-based AYRO, Inc. designs and produces all-electric, purpose-built vehicles sourced that are powered by technology and usable by anyone. Driven by insight gained from partners, customers, and research, AYRO delivers sustainable e-delivery solutions that empower organizations to enable sustainable fleets that extend both their brand value and exceptional user experience throughout the delivery process. For more information, visit: www.ayro.com.

For investor inquiries:

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investors@ayro.com

516-222-2560